EXHIBIT 99.1
                                                                    ------------

                                  NEWS RELEASE

NORTH AMERICAN GALVANIZING & COATINGS, INC.
2250 East 73rd Street    Suite 300   Tulsa, OK 74136
(918) 494-0964    Fax: (918) 494-3999

FOR IMMEDIATE RELEASE   Contact: Beth B. Hood   Phone: (918) 524-1512


                      North American Galvanizing & Coatings
                        Announces Second Quarter Results


     Tulsa, Oklahoma, July 27, 2005 - North American Galvanizing & Coatings, Inc. (AMEX: NGA) announced today that sales for the second quarter ended June 30, 2005 were $12,801,000, up 37% from sales of $9,333,000 for the second quarter a year ago. The Company reported second-quarter 2005 net earnings of $114,000, or $.02 per share fully diluted, compared to net earnings of $106,000, or $.01 per share fully diluted, for the first quarter of 2004.

Sales for the three-months and six-months ended June 30, 2005 increased 37% and 23%, respectively, due primarily to contribution from the Canton, Ohio galvanizing facility that was purchased February 28, 2005. Same plant revenues for the second quarter improved 13% over the second quarter last year, based on an increase in demand from fabricators. Same plant revenues for the first half of 2005 increased 7% over the same period in 2004. North American Galvanizing's existing plants experienced slow demand in the first two months of this year. The positive trend in existing plant revenues, starting in March, continued into the second quarter. Interest expense for the second quarter period increased from $206,000 in 2004 to $278,000 in 2005 mainly due to higher debt related to the purchase of the Canton, Ohio galvanizing facility.

Mr. Ronald J. Evans, president and chief executive officer, said, "We are pleased to report to our customers and shareholders that the transition of the Canton, Ohio facility purchased in the first quarter continues smoothly. We are also pleased to report a modest improvement in demand being experienced across the balance of our facilities. Our profitability was negatively impacted during the quarter by the inability to pass on our basic raw material zinc price increases and higher than expected legal expenses."

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

Cautionary Statement. This press release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. securities laws, including, but not limited to, statements made concerning the purchase of assets from Gregory Industries, Inc. and the financial impacts thereof. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management's present expectations or projections. These risks and uncertainties include the risk factors described in the Company's SEC filings including the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 14, 2005.


           NORTH AMERICAN GALVANIZING & COATINGS, INC. AND SUBSIDIARY
                 Condensed Consolidated Statements of Operations
                      and Comprehensive Income (Unaudited)

                                                           Three Months Ended     Six Months Ended
                                                                 June 30               June 30
                                                           -------------------   -------------------
(Dollars in Thousands Except per Share Amounts)              2005       2004       2005       2004
----------------------------------------------------------------------------------------------------
Sales                                                      $ 12,801   $  9,333   $ 22,081   $ 17,891
        Cost of sales                                         9,691      6,635     16,533     12,640
        Selling, general & administrative expenses            1,983      1,622      3,431      3,017
        Depreciation expense                                    646        698      1,265      1,382
                                                           --------   --------   --------   --------
Total Costs and Expenses                                     12,320      8,955     21,229     17,039
                                                           --------   --------   --------   --------

Operating Income                                                481        378        852        852
        Interest expense, net                                   278        206        503        367
        Other income                                           --         --         --          (25)
                                                           --------   --------   --------   --------

Income before income taxes                                      203        172        349        510

        Income tax expense                                       89         66        138        194
                                                           --------   --------   --------   --------

Net Income                                                 $    114   $    106   $    211   $    316
                                                           --------   --------   --------   --------

Other Comprehensive Income
Unrealized holding gain on investment                          --         --         --           12
Less: reclassification adjustment for realized
        gain included in net income                            --         --         --          (18)
                                                           --------   --------   --------   --------

Other Comprehensive Income (Loss)                          $   --     $   --     $   --     $     (6)
                                                           --------   --------   --------   --------

Comprehensive Income                                       $    114   $    106   $    211   $    310
                                                           --------   --------   --------   --------

Net Income Per Common Share
Net Income
        Basic                                              $   0.02   $   0.02   $   0.03   $   0.05
        Diluted                                            $   0.02   $   0.01   $   0.03   $   0.04
